LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "Agreement") is made as of July 29th, 2014 (the "Effective Date") between **Industrias y Manufacturas Bionaturales S.A., Inc.(hereafter referred to as Bio Naturales)**, a corporation organized under the laws of Panama, having its principal place of business at Buena Vista, Colon, Panama and **IHO-Agro International Inc.(hereafter referred to IHO-Agro)**, a corporation organized under the laws Nevada, United States of America, it principal place of business at 3101 Portofino Point, Unit O4, Coconut Creek, Florida 33066

RECITALS

WHEREAS, **Bio Naturales** has developed fertilizer under the names of IHO-Bio and IHO-Mineral;

AND WHEREAS, Bio Naturales owns or has acquired proprietary rights related to such technology;

AND WHEREAS, **IHO-Agro** desires to receive and Bio Naturales desires to grant, certain licenses to IHO-Agro with respect to the use, and marketing of Licensed Products (as defined below) within the Territory (as defined below), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Bio Naturales and IHO-Agro agree as follows:

SECTION 1

DEFINITIONS

For the purposes of this Agreement, the following terms, whether used in their singular or plural form, shall have the respective meanings set forth below:

1.1 "Acquiring Entity" means any entity that acquires all or substantially all of the stock, assets, or business of IHO-Agro (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of IHO-Agro (with "control", for purposes of this Section 1.1, having the meaning set forth in Section 1.2 below), or any affiliate of such an entity.

1.2 "Affiliate" means, in the case of either Party, a corporation or other entity which, directly or indirectly, controls, is controlled by or is under common control with, that Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty (50) percent of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

1.3 "Confidential Information" means any confidential or proprietary information, technical data, or know-how of a Disclosing Party (as defined in Section 9.1), provided, however, that Confidential Information does not include information that (i) is in the possession of the Receiving Party (as defined in Section 9.1) at the time of disclosure as shown by the Receiving Party's files and records immediately prior to the time of disclosure, (ii) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the Receiving Party; (iii) is received by the Receiving Party on a non-confidential basis from a Third Party who is not subject to an obligation of confidentiality to the Disclosing Party, or (iv) is independently developed by the Receiving Party, as shown by the Receiving Party's records. Without limiting the generality of the foregoing, IHO-Agro acknowledges that IHO-Bio and IHO-Mineral, Know-How shall be considered Confidential Information of Bio Naturales.

1.4 "Controlled" means, with respect to any intellectual property or right therein, the possession by a Party of the ability to grant a license or sublicense as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party.

1.5 "Cover" means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent.

1.6 "Customers" means Third Parties that are distributors the products are sold or sublicensed to.

1.7 "Distribution Agreement" means any agreement whereby IHO-Agro or the Subsidiaries grant a right to a Third Party to sell or distribute any product developed from the technology licensed under this Agreement. Any Distribution Agreement may grant an exclusive right to a Third Party at the discretion of IHO-Agro. The term of the Distribution Agreement shall not exceed the Term or any Renewal Term of this Agreement.

1.8 "Effective Date" has the meaning set forth in the preamble.

1.9 "Licensed Product" means IHO-Bio and IHO-Mineral Rights, as fertilizer products to be provided by Bio Naturales pursuant to the licenses granted in this Agreement.

1.10 "Licensed Service" means any service that is provided by Licensee to a Customer involving the use of the Licensed Product in the Field.

1.11 "Party" means either Bio Naturales or IHO-Agro as the context requires, and "Parties" means, collectively, Bio Naturales and IHO-Agro.

1.12 "Patent(s)" means any granted patents and pending patent applications, together with all additions, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, revalidations, supplementary protection certificates, and renewals of any of the foregoing, and all foreign applications and patents corresponding to or claiming priority from any of the foregoing.

1.13 "Fertilizer and manufacturing Know-How" means all unpatented inventions, technology, methods, materials, know-how, studies, tests and essays, reports, manufacturing processes, regulatory filings (including drafts) and other information Controlled by Bio Naturales or its Affiliates as of the Effective Date or during the term of the Agreement, to the extent directly relating to the commercialization of Licensed Products under this Agreement. Notwithstanding anything to the contrary, Bio Naturales Know-How shall not include any of the foregoing that is owned, licensed, or otherwise controlled by any Acquiring Entity prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity., including any modifications or extensions thereto (the "Acquiring Entity Know-How"), provided that such Acquiring Entity Know-How was not already included within the Bio Naturales Know-How prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity

1.14 "IHO-Bio and IHO-Mineral Patent Rights" means the Patents Controlled by Bio Naturales covering the Licensed Product in the Territory, including, to the extent Controlled by Bio Naturales, the Patents set forth on Schedule A hereto. Notwithstanding anything to the contrary, Bio Naturales Patent Rights shall not include any Patents that are owned, licensed, or otherwise controlled by any Acquiring Entity prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity (the "Acquiring Entity Patents"), provided that such Acquiring Entity Patents were not already included within the Bio Naturales Patent Rights prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity.

1.15 "Regulatory Approval" means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the marketing, sale and provision of Licensed Services to Customers in the Territory, and the use of the Licensed Products in connection therewith, in a regulatory jurisdiction.

1.16 "Regulatory Documentation" means, with respect to the Licensed Product, all material regulatory filings and supporting documents created or submitted to any regulatory agency or government authority (including any supra-national agency such as in the European Union) and all data contained therein including, without limitation, the contents of any Regulatory Approvals, correspondence to and from any regulatory agency or governmental authority, minutes from meetings (whether in person or by audioconference or videoconference) with regulatory authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with regulatory authorities, adverse event files, complaint files and manufacturing records.

1.17 "Regulatory Filing" means any filings required by regulatory authorities for the marketing, sale and provision of Licensed Services to Customers in the Territory, and the use of the Licensed Products in connection therewith.

1.18 "Sublicensing Revenue" means any revenue, income, financial, or other consideration received by IHO-Agro from a Third Party in the Territory in consideration for the grant of a sublicense to such Third Party under any of the rights granted under this Agreement.

1.19 "Subsidiaries" means any of the companies of which IHO-Agro is currently or in the future will be the sole shareholder. As of the Effective Date of this Agreement there are no Subsidiaries of IHO-Agro.

1.20 "Territory" means **Worldwide, except US embargoed or sanctioned countries.**

1.21 "Third Party" means any person or entity, which is not a Party or an Affiliate of a Party to this Agreement.

1.22 "Valid Claim" means a claim of any pending patent application or any issued, unexpired patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise.

Any and all other capitalized terms set forth in this Agreement not otherwise defined in this Section 1 shall have the meaning set forth elsewhere in this Agreement.

SECTION 2

SCOPE OF LICENSE

2.1 LICENSE GRANT

Subject to the terms and conditions of this Agreement, Bio Naturales hereby grants to IHO-Agro an exclusive license, with rights of sublicense (as further described below) to the Licensed Product, IHO-Bio and IHO-Mineral of Bio Naturales for the Territory as defined in 1.20.

2.2 SUBLICENSING

IHO-Agro shall have the right to sublicense its rights under Section 2.1 to one of its Subsidiaries, without the consent of Bio Naturales provided that rights to IHO-Bio and IHO-Mineral may only be sublicensed as part of a sublicense under all or some of the related IHO-Agro. IHO-Agro shall provide Bio Naturales a fully executed copy of each sublicense (and each amendment thereto, if any) within thirty (30) business days of the execution of a Sublicensing Agreement. Each sublicense shall (1) be subject to, and consistent with, the terms and conditions of this Agreement, (2) be no less favorable to Bio Naturales than this Agreement, (3) not conflict with the terms of this Agreement, (4) contain terms and conditions sufficient to enable Bio Naturales to comply with the terms of this Agreement; and (5) include as a material term of such sublicense that such sublicense shall terminate concurrent with any termination of this Agreement.

2.3 NEW DEVELOPMENTS OF TECHNOLOGY BY Bio Naturales

In the event that Bio Naturales developments new uses, new developments, new inventions or changes the Licensed Product or the Patents relating to this Licensing Agreement then IHO-Agro has the right to obtain and distribute the Products that Bio Naturales develops.

SECTION 3

FINANCIAL TERMS

3.1 LICENSE FEE. As consideration for the licenses granted by Bio Naturales to IHO-Agro in this Agreement, IHO-Agro shall pay $5,000.00 per year in addition to all due fees to the Panamanian Government.
(the "License Fee").

3.2 SUBLICENSING REVENUE. As consideration for the licenses granted by Bio Naturales to IHO-Agro in this Agreement, IHO-Agro shall pay 5% percent of all Sublicensing Revenue (the "Revenue Share") from a Third Party.

3.3 U.S. FUNDS. Each payment pursuant to this Agreement shall be paid in U.S. currency by wire transfer in immediately available funds to an account designated by the receiving party, or by other mutually acceptable means. All amounts specified in this Agreement are expressed in U.S. dollars.

3.4 PAYMENTS. All Revenue Share and payments due under Section 3.2 shall be paid within thirty (30) days of the end of each calendar quarter during which Sublicensing Revenue is received. Each payment shall be accompanied by a statement stating the amount of Sublicensing Revenue received from each sublicensee during the relevant calendar quarter and detailing the calculation of Revenue Share due for such calendar quarter.

3.5 WITHHOLDING TAXES. Where any sum payable to Bio Naturales hereunder is subject to any withholding or similar tax, IHO-Agro shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due Bio Naturales and secure and send to Bio Naturales the best available evidence of such payment. Bio Naturales will provide IHO-Agro with reasonable assistance to enable IHO-Agro to recover such taxes or amounts otherwise withheld as permitted by law.

3.6 FOREIGN EXCHANGE. With respect to Sublicensing Revenue received in a currency other than United States dollars, such Sublicensing Revenue will be converted into the United States dollar equivalent using the rate published by the Wall Street Journal (U.S. edition) for conversion of that foreign currency into United States dollars on the last day of the quarter during which such Sublicensing Revenue was received.

3.7 INTEREST. If IHO-Agro fails to make any payment when due to Bio Naturales under this Agreement, then interest shall accrue on the balance due at a per annum rate of five percent (3% over the prime rate). Amounts due shall be compounded monthly until IHO-Agro meets the full financial obligation due at the time of the next payment or invoice due date. The obligation to pay interest on such late payments set forth herein shall not be construed to limit or restrict Bio

Naturales' right to any other rights or remedies which may be available to it, including any applicable right to terminate this Agreement in accordance with the terms and conditions of this Agreement.

3.8 RECORDS; AUDITS. IHO-Agro shall keep or cause to be kept such records as are reasonably required to determine, in a manner, with respect to any financial records, consistent with generally accepted accounting principles in the United States, the amounts due under this Agreement and the Supply Agreement and whether or not Bio Naturales is complying with the terms of this Agreement and the Supply Agreement; such records must be kept for a minimum of Panama tax audit interval years following the calendar year to which such records pertain.
Bio Naturales shall keep or cause to be kept such records as are reasonably required to determine, in a manner, with respect to any financial records, consistent with generally accepted accounting principles in the United States, the amounts due under this Agreement and the Supply Agreement and whether or not IHO-Agro is complying with the terms of this Agreement and the Supply Agreement; such records must be kept for a minimum of three (3) years following the calendar year to which such records pertain.

SECTION 4

SUPPLY

Subject to the terms of this Agreement and the Supply and Services Agreement attached hereto as Schedule C (the "Supply Agreement"), IHO-Agro shall purchase (and its Affiliates and sublicensees shall purchase) all of the Licensed Product in provision or delivery of the Licensed Services solely from Bio Naturales. The Parties shall execute the Supply Agreement simultaneously with the execution of this Agreement.

SECTION 5

DILIGENCE

5.1 IHO-Agro shall use commercially reasonable efforts to exploit the rights granted under this Agreement for the Parties' maximum economic benefit.

5.2 IHO-Agro shall have sole responsibility for, and shall bear the cost of preparing, all Regulatory Filings and Regulatory Approvals. Except as set forth in Section 11.3.1, as between the Parties, IHO-Agro will own and be fully responsible for all Regulatory Approvals and Regulatory Filings for each country in the Territory. IHO-Agro shall maintain reasonably complete and accurate records of all work conducted in furtherance of its efforts under this Agreement and all material results, data and developments made in conducting such activities. Such records shall be maintained in reasonably sufficient detail and in good scientific manner reasonably appropriate for patent and regulatory purposes.

5.3 IHO-Agro shall provide Bio Naturales a quarterly update, within sixty (60) days of the end of each calendar quarter, summarizing the progress and results of its, its Affiliates', and sublicensees' efforts to exploit the rights granted under this Agreement, and any ongoing plans with respect thereto. By March 15th of each year that this Agreement is in effect, IHO-Agro must provide Bio

Naturales a reasonably detailed report describing the status of IHO-Agro's, its Affiliates', and sublicensees' efforts to exploit the rights granted under this Agreement, and any ongoing plans with respect thereto. The report must provide information at least sufficient to meet Bio Naturales' and its licensors' government reporting requirements.

5.4 IHO-Agro shall comply, and shall ensure that its Affiliates and any sublicensees comply, with all applicable laws, rules, and regulations in the exercise of the rights granted under this Agreement and in any use of Licensed Products in any manner whatsoever, including, without limitation, in the provision or delivery of the Licensed Services.

SECTION 6

INTELLECTUAL PROPERTY

6.1 ENFORCEMENT. If any IHO-Bio and IHO-Mineral Patents Rights are infringed by a Third Party in the Territory during the term of this Agreement, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other Party in writing. The notice shall set forth the perceived facts of such infringement in reasonable detail. IHO-Agro shall have the sole right, and the obligation, to institute, prosecute, and control any action with respect to infringement and misappropriation of such IHO-Bio and IHO-Mineral Patents Rights in the Territory.

6.2 INFRINGEMENT ACTIONS BY THIRD PARTIES. If a Party is sued, or has knowledge of a lawsuit by a Third Party for infringement of a patent because of the use of Licensed Products in the Territory, such Party shall promptly notify the other in writing of the institution of such suit. The Party sued shall control the defense of such suit at its own expense; provided, however, if the Party being sued is being indemnified for such claim by the other Party, then the indemnifying Party shall have the right to control the defense of the claim in accordance with Section 8. Each Party shall cooperate fully in the defense of such suit and shall furnish to the other Party all evidence and assistance in its control. The Party sued shall make a preliminary decision to defend or not defend its interests in such suit and shall so notify the other Party in writing of its decision within thirty (30) days of the institution of such a suit. If a Party after electing to defend a suit should at any time elect to drop such defense, said Party shall immediately notify the other Party in writing and permit such other Party to control the suit at such other Party's expense, in the name of the Party initiating the defense. If the Party sued notifies the other Party in writing per the above that it shall not defend or continue the defense of such suit, then the other Party shall have the right, but not the obligation, to defend its interests in such a suit, and shall have the right to litigate, settle, or otherwise dispose of such suit as it sees fit, provided, however, that IHO-Agro shall not settle such suit in a manner that would adversely affect the Bio Naturales Patent Rights. Any judgments, settlements, or damages payable with respect to legal proceedings covered by this Section 6.2 shall be paid by the Party which controls the litigation, subject to any claims against the other Party for breach of or indemnification under this Agreement or otherwise available at law or in equity.

6.3 PATENT TERM RESTORATION. The Parties hereto shall give reasonable cooperation to each other in obtaining patent term restoration, extensions, supplemental protection certificates, or their equivalents in any country in the Territory where applicable to the Licensed Products.

6.4 TRADEMARKS. Bio Naturales shall not, without the written consent and authorization not to be unreasonably withheld of IHO-Agro, use the (a) trade name, trademark or service mark IHO-Bio an IHO-Mineral or colorable imitations thereof (collectively, the "IHO Marks") in the name of the License Service or for any other purpose; (b) IHO Marks in any press release, advertising, marketing and/or promotional materials, documentation or collateral related to the Licensed Product or Licensed Service.

6.4.1 attack the title or any rights of IHO-Bio and IHO-Mineral in and to the IHO-Bio and IHO-Mineral Marks;

6.4.2 claim any right, title or interest in and to the IHO-Bio and IHO-Mineral Marks or any other trademarks or service marks of Licensor which is adverse to any of Licensor's rights therein; or

6.4.3 register or apply for registration anywhere in the world for the IHO-Bio and IHO-Mineral Marks.

SECTION 7

REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1 REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other that:

7.1.1 CORPORATE POWER: It is duly organized and validly existing under the laws of its state of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

7.1.2 DUE AUTHORIZATION: It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and any person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

7.1.3 BINDING AGREEMENT: This Agreement is legally binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity. The execution, delivery, and performance of this Agreement by it does not conflict with any material agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 REPRESENTATIONS AND WARRANTIES OF Bio Naturales. Bio Naturales represents and warrants that: (a) it holds all licenses, franchises, ordinances, authorizations, permits,

certificates, orders, and approvals required for or which are material to the ownership of the Licensed Product, including IHO-Bio and IHO-Mineral Patents Rights; (b) the Licensed Product has not been obtained through any fraudulent activity or misrepresentation; (c) there are no suits, claims, or proceedings pending or threatened against Bio Naturales or any of its Affiliates with respect to the Licensed Product or the making, having made, using, selling, or offering for sale, a the Licensed Product; (d) there are no Third Party patents that would adversely effect IHO-Agro's ability to use the Licensed Product in the Field

SECTION 8

INDEMNIFICATION

8.1 INDEMNIFICATION BY Bio Naturales. Bio Naturales hereby agrees to defend, indemnify and hold harmless IHO-Agro and its officers, directors, employees, consultants, and agents from and against any and all suits, claims, actions, demands, liabilities, expenses and or losses, including reasonable attorney's fees and other costs of defense (the "Claims") (a) resulting directly or indirectly from the use, handling, storage, or other disposition of the Licensed Products by Bio Naturales, its Affiliates, agents, or sublicensees, but only to the extent such Claims do not result from the negligence or intentional misconduct of, or material breach of this Agreement by Bio Naturales, (b) resulting directly from a breach of this Agreement by Bio Naturales, or (c) resulting directly from the negligence or intentional misconduct of Bio Naturales, its officers, directors, employees, contractors, or agents.

8.2 INDEMNIFICATION BY IHO-Agro. IHO-Agro hereby agrees to defend, indemnify and hold harmless Bio Naturales and its officers, directors, employees, consultants, and agents from and against any and all Claims resulting directly from a breach of this Agreement by IHO-Agro or resulting directly from the negligence or intentional misconduct of IHO-Agro, its officers, directors, employees, contractors, or agents, except to the extent such Claims arise out of (a) the use, handling, storage, or other disposition of the Licensed Products by IHO-Agro, its Affiliates, agents, or sublicensees, (b) a breach of this Agreement by IHO-Agro or (c) the negligence or intentional misconduct of IHO-Agro, its officers, directors, employees, contractors, or agents.

8.3 NOTIFICATION AND DEFENSE. In the event, a Party seeks indemnification under this Section 8, it shall inform the indemnifying Party of a Claim as soon as reasonably practicable after it becomes aware of any Third Party Claim, shall permit the indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the Claim. Except with the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld, the indemnifying Party may not enter into any settlement of such litigation unless such settlement includes an unqualified release of the indemnified Party.

SECTION 9

CONFIDENTIALITY

9.1 UNDERTAKING; EXCEPTIONS. Each Party acknowledges that from time to time it may come into possession of certain Confidential Information of the other Party. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the "Receiving Party") shall, with respect to Confidential Information of the other Party (the "Disclosing Party") (i) keep Confidential Information confidential, (ii) not publish or otherwise disclose Confidential Information to any Third Party, except that it may disclose Confidential Information to its and its Affiliates' directors, officers and employees who have need to know Confidential Information for the purposes of this Agreement and who are bound by confidentiality and nonuse obligations at least as restrictive as those provided herein, and the Receiving Party will be responsible for ensuring that all its directors, officers, and employees to whom Confidential Information is disclosed will also observe such obligations of confidentiality and non-use as provided herein, and (iii) not use Confidential Information for any purpose other than as provided for in this Agreement

9.2 AUTHORIZED DISCLOSURE.

Except of the fabrication process and products formulas, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting patent applications under this Agreement;

(b) regulatory fillings (including filings with the SEC);

(c) prosecuting or defending litigation;

(d) complying with applicable governmental regulations;

(e) complying with the order of any other court or other governmental or regulatory body having jurisdiction;

(f) conducting tests and trials of the Licensed Products; and

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this Section 9.2 such Party will, except where impracticable, give reasonable advance notice to the other Party of any disclosure required above and provide the other Party a reasonable opportunity to review and comment on any potential disclosure and use reasonable and diligent efforts to secure confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by applicable laws, rules, and regulations and the applicable governmental agency(ies). In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

9.3 EXISTENCE AND TERMS OF AGREEMENT. The Parties agree that the fact of the existence of this Agreement, the terms and conditions hereof and all activities contemplated or performed hereunder are the Confidential Information of the other Party and shall not be disclosed to any Third Party in any manner whatsoever, including without limitation, by way of news articles, public announcements or disclosures, except pursuant to an authorized disclosure under Section 9.2

or 9.4 and to investment bankers, counsel accountants, financial advisors, potential or actual investors, potential or actual lenders, potential or actual acquirers, acquisition targets, or merger targets, actual or potential sublicensees, or actual or potential other strategic partners, provided that they are bound by obligations of confidentiality and non-use at least as protective as those set forth in this Section 9.

9.4 PUBLICITY. The Parties will issue a joint press release announcing the execution of this Agreement on or shortly following the Effective Date and may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The Parties shall consult with each other reasonably and in good faith and agree with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not reasonably withhold consent to or delay of such releases

SECTION 10

PUBLICATIONS

10.1 NOTICE OF PUBLICATION. If IHO-Agro intends to publish or present the results of any activities hereunder regarding its use of the Licensed Product it shall provide Bio Naturales a reasonable advance opportunity, but no less than thirty (30) days prior to its intended submission for publication (the "Review Period"), to (a) review and comment on such proposed publication prior to its submission and (b) review the proposed publication for any of Bio Naturales' Confidential Information. During the Review Period, Bio Naturales may request in writing, and IHO-Agro shall agree to, (i) the deletion of any of Bio Naturales' Confidential Information, (ii) any reasonable changes requested by Bio Naturales, or (iii) a delay of such proposed submission for an additional period, not to exceed ninety (90) days, in order to protect the potential patentability of any patentable information of Bio Naturales.

SECTION 11

TERM AND TERMINATION

11.1 TERM. This Agreement shall commence as of the Effective Date and shall continue on a country-by-country basis within the Territory, for a period of thirty (30) years covering the Licensed Product in a particular country, unless terminated earlier as provided herein. Upon the expiration of the term of this Agreement in a particular country, all licenses granted hereunder shall terminate.

11.2 TERMINATION FOR CAUSE. Either Party may terminate this Agreement prior to the expiration of the term of this Agreement upon the occurrence of any of the following:

11.2.1 Upon the breach of any material provision of this Agreement or the Supply Agreement by the other Party if the other Party has not cured such breach within 90 days after written notice thereof by the non-breaching Party.

11.3 IMMEDIATE TERMINATION. EFFECT OF EXPIRATION OR TERMINATION

11.3.1 Upon the termination of this Agreement (i) all rights under the licenses granted hereunder shall automatically terminate, IHO-Agro shall cease the provision and delivery of Licensed Services and shall cease and desist in any and all uses of the Licensed Product; (ii) IHO-Agro shall deliver, assign and transfer to Bio Naturales all right, title, and interest in all Regulatory Filings, Regulatory Documentation, Regulatory Approvals, and shall take all actions and execute all documents reasonably necessary to effectuate such delivery, assignment and transfer; and (iii) any sublicense agreement entered into by IHO-Agro in accordance with Section 2.2 that (a) does not impose any obligations on Bio Naturales in excess of those contained in this Agreement, (b) contains economic terms at least as favorable to Bio Naturales as those contained in this Agreement and (c) provides for the assignment of such sublicense agreement to Bio Naturales upon termination of this Agreement, shall be automatically assigned to Bio Naturales if the sublicensee thereunder is not in material breach of such sublicense agreement at the time of termination.

11.3.2 Within sixy (60) days following the termination or expiration of this Agreement, each Party shall deliver to the other Party any and all Confidential Information, and any copies thereof, of the other Party in its possession, except that the Party will be entitled to retain one (1) copy of all documents in its legal archives.

SECTION 12

MISCELLANEOUS

12.1 DISPUTE RESOLUTION PROCESS. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation or arbitration. To accomplish this objective, the Parties agree that, in the event of any disputes, controversies or differences that may arise between the Parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof.

12.2 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, United States of America without regard to the conflicts of laws provisions hereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The sole jurisdiction and venue for actions to enforce compliance with, or any dispute arising from or related to this Agreement shall be the state and federal courts of in and for Montgomery County, Maryland. Both Parties consent to the jurisdiction of such courts and agree that process may be served in the manner allowed under state or federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing Party shall be entitled to recover costs and attorneys' fees.

12.3 ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party

without the prior written consent of the other Party (which consent shall not be unreasonably withheld, condition, or delayed); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party's consent in connection with the transfer or sale of all or substantially all of that portion of the business of such Party to which this Agreement relates to another Party, whether by merger, sale of stock, sale of assets, or otherwise; provided, that, for purposes of clarity, intellectual property rights of a party to such transaction other than one of the initial Parties to this Agreement shall not be included in the Licensed Product licensed hereunder. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

12.4 FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, or other labour disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

12.5 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

12.6 NOTICE. All notices and other communications provided for hereunder shall be in writing and shall be delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed as follows:

If to Bio Naturales, addressed to:
Mr. I. Hossu
309 Warner Crescent
Newmarket, Ontario
L3X 2G7

If to IHO-Agro addressed to:
Mr. B. Hebert
3101 Portofino Point, Unit O4

Coconut Creek, Florida 33066

Either Party may specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt; notices sent by mail or overnight delivery service shall be effective upon receipt; notices via email shall be effective if the recipient confirms receipt from the sender; and notices given personally shall be effective when delivered.

12.7 INDEPENDENT CONTRACTORS. It is expressly agreed that Bio Naturales and IHO-Agro shall be independent contractors and that the relationship between the Parties shall not mean that either has the authority to make any statement, representations, or commitments of any kind on behalf of the other, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

12.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties; provided, however, that any nondisclosure agreement entered into by the Parties shall remain in full force and effect in accordance with its terms.

No subsequent altercation, amendment, change, or addition to this Agreement shall affect the rights of any Party hereto unless reduced to writing and signed by the authorized officers of such Party, as applicable.

12.9 HEADINGS. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

12.10 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

12.11 COUNTERPARTS. This Agreement may be executed duplicate, each of which shall be deemed to be an original but all of which shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Industrias y Manufacturas Bionaturales S.A.

Per: ______________________________
Name: Ioan Hossu

IHO-Agro International Inc.

Per: ______________________________
Name: Brad Hebert

SCHEDULE A

There are no patents registred at the time of this agreement

SCHEDULE B

Licensed registered names, trade mark and Rights under IHO-Bio and IHO-Mineral

IHO-Agro shall have rights to the use of IHO-Bio and IHO-Mineral products and their representation and name of such products

SCHEDULE C

Supply and Services Agreement

Bio Naturales will supply IHO-Bio and IHO-Mineral product to IHO-Agro when and where required by IHO-Ago and any of its subsidiaries.

Bio-Naturales will make all reasonable effort to supply to IHO-Agro product in a timely manner and on a first priority basis, and shall provide IHO-Agro with an estimated manufacturing and delivery schedule.

IHO-Agro shall purchase such product from Bio Naturales at cost, meaning the cost for the product to be manufactured that would include direct material and input costs, labour and other reasonable and customary cost including electricity ,water and maintenance plus 5%.

All product from Bio Naturales supplied to IHO-Agro will be FOB- Panama or FOB from the closest Bio Naturales manufacturing facility to that of the closest IHO-Agro facility.

Bio Naturales shall provide any and all services to IHO-Agro to ensure the proper and guaranteed manufacture of the IHO-Bio and IHO-Mineral products and the quality and control of such products.